Lehman Brothers 2006 Worldwide Wireless, Wireline, & Media Conference May 23, 2006 Bob Udell - Senior Vice President

Safe Harbor Forward-Looking Statements This presentation contains forward-looking statements regarding future events and the future performance of Consolidated Communications Holdings, Inc. that involve risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, economic conditions, customer demand, increased competition in the relevant market and others. Please see the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2005, as well as the other documents that we file from time to time with the Securities and Exchange Commission, which contain additional important factors that could cause our actual results to differ from our current expectations and from the forward-looking statements discussed during in this presentation. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any such forward-looking information, whether as a result of new information, future events or otherwise.

Company Overview 17th largest Independent Local Exchange Carrier in the U.S. with operations in Illinois and Texas, serving approximately 241,000 local access lines Providing local, long distance, internet and data services Triple play capabilities in Illinois 67% residential, 33% business

Stable Rural Markets in Illinois & Lufkin, Texas Source: US Census Bureau for population statistics. Illinois Texas

Growing Suburban / Rural Markets in Katy & Conroe, Texas Source: US Census Bureau for population statistics. High Growth & Income Texas

IPTV - New Opportunity Illinois Triple Play - IPTV Voice, Video & Data Incremental Product Rollout Leverages existing resources and network IP Backbone/ADSL 2+ Future CapEx is success based Gateway set top box is tested and ready for full launch Full marketing launch in August in selected Illinois markets Will enhance the value of the bundle and deepen customer relationships 3,514 video subscribers as of 3/31/2006, a 64% increase compared to 12/31/2005 Approximately 22,679 homes passed